Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,193,363.62	$136.76
Debt Securities	$442,690.50	$50.74
Debt Securities	$839,468.34	$96.21

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated September 21, 2012

HSBC USA Inc. Optimization Trigger Yield Optimization Notes

$1,193,363.62 Notes linked to the common stock of The Dow Chemical Company due September 29, 2014

$442,690.50 Notes linked to the common stock of Whole Foods Market, Inc. due September 29, 2014

$839,468.34 Notes linked to the common stock of Occidental Petroleum Corporation due September 29, 2014

Investment Description

These Trigger Yield Optimization Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the common stock of a specific company described herein (the “Underlying Stock”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. The Issue Price of each Note is equal to the Closing Price of the applicable Underlying Stock on the Trade Date (the “Initial Price”). On a monthly basis, HSBC will pay you a coupon regardless of the performance of the applicable Underlying Stock. At maturity, HSBC will either pay you the Principal Amount per Note or, if the Closing Price of the Underlying Stock on the Final Valuation Date is below the specified Trigger Price, HSBC will deliver to you one share of the applicable Underlying Stock per Note (subject to adjustments in the case of certain events described in the accompanying stock-linked underlying supplement).

Investing in the Notes involves significant risks. You may lose some or all of your Principal Amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Underlying Stock at maturity that are worth significantly less than your Principal Amount, or which may be worthless, and the credit risk of HSBC for all payments under the Notes. Generally, the higher the coupon rate is on a Note, the greater the risk of loss will be on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income: Regardless of the performance of the Underlying Stock, HSBC will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Underlying Stock at maturity that are worth significantly less than your Principal Amount, or which may be worthless, and the credit risk of HSBC for all payments under the Notes.

❑	Contingent Repayment of Principal Amount at Maturity: If the price of the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity and you will not participate in any appreciation or decline in the value of the Underlying Stock. If the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, HSBC will deliver to you one share of the Underlying Stock at maturity per Note, which is expected to be worth significantly less than your Principal Amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	September 21, 2012

Settlement Date[1]	September 28, 2012

Final Valuation Date[2]	September 22, 2014

Maturity Date[2]	September 29, 2014

[1] We expect to deliver each offering of the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

[2] See page 3 for additional details.

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE Notes. the Notes CAN have downside MARKET risk SIMILAR TO the RelEVANT underlying stock, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING STOCK-LINKED UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offerings

These terms relate to three separate Notes we are offering. Each Note is linked to the common stock of a different company, and each of the Notes has a different coupon rate, Initial Price and Trigger Price. Coupons will be paid monthly in arrears in 24 equal installments. The performance of each Note will not depend on the performance of any other Note.

Underlying Stock	Exchange	Coupon Rate	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of The Dow Chemical Company (DOW)	New York Stock Exchange	7.45% per annum	$30.26	$21.18, which is 70.00% of the Initial Price	40433M146	US40433M1466

Common stock of Whole Foods Market, Inc. (WFM)	NASDAQ Global Select Market	6.60% per annum	$99.75	$69.83, which is 70.00% of the Initial Price	40433M120	US40433M1201

Common stock of Occidental Petroleum Corporation (OXY)	New York Stock Exchange	7.12% per annum	$87.39	$61.17, which is 70.00% of the Initial Price	40433M138	US40433M1383

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying stock-linked underlying supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying stock-linked underlying supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

	Issue Price to Public		Underwriting Discount		Proceeds to Us
Notes	Total	Per Note	Total	Per Note	Total	Per Note

The Dow Chemical Company	$1,193,363.62	$30.26	$32,817.50	$0.8322	$1,160,546.12	$29.4279

Whole Foods Market, Inc.	$442,690.50	$99.75	$12,173.99	$2.7431	$430,516.51	$97.0069

Occidental Petroleum Corporation	$839,468.34	$87.39	$23,085.38	$2.4032	$816,382.96	$84.9868

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Notes

This pricing supplement relates to three separate Note offerings, each linked to one of the Underlying Stocks identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the Underlying Stocks. Although each Note offering relates to one of the Underlying Stocks identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the other Underlying Stock, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the stock-linked underlying supplement dated March 22, 2012. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the accompanying stock-linked underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the stock-linked underlying supplement) with the SEC for the offerings to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and stock-linked underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and stock-linked underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦	Stock-linked underlying supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

♦	Prospectus supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to “HSBC” or “Issuer” are to HSBC USA Inc. References to the “stock-linked underlying supplement” mean the stock-linked underlying supplement dated March 22, 2012, references to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012.

2

Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate losing some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Underlying Stock.

♦   You believe the Final Price is not likely to be below the Trigger Price and, if it is, you can tolerate receiving shares of the Underlying Stock at maturity worth less than your Principal Amount or that may have no value at all.

♦   You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your return at maturity is limited to the coupons paid on the applicable Note.

♦   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦   You are willing to invest in the Notes based on the applicable coupon rate specified on the cover of this pricing supplement.

♦   You accept the higher risk, and wish to receive the potentially higher returns, of the Notes, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦   You are willing to hold the Notes to maturity, a term of approximately 24 months, and accept that there may be no secondary market for the Notes.

♦   You are willing to assume the credit risk of HSBC for all payments under the Notes, and understand that if HSBC defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You cannot tolerate losing some or all of your initial investment and are unwilling to make an investment that may have the same downside market risk as the Underlying Stock.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You believe the Final Price is likely to be below the Trigger Price, which could result in a total loss of your initial investment.

♦   You cannot tolerate receiving shares of the Underlying Stock at maturity worth less than your Principal Amount or that may have no value at all.

♦   You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

♦   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦   You are unwilling to invest in the Notes based on the applicable coupon rate specified on the cover of this pricing supplement.

♦   You prefer the lower risk and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities and credit ratings that bear interest at prevailing market rates.

♦   You are unable or unwilling to hold the Notes to maturity, a term of approximately 24 months, and seek an investment for which there will be an active secondary market.

♦   You are not willing to assume the credit risk of HSBC for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-1 of the stock-linked underlying supplement and beginning on page S-3 of the accompanying prospectus supplement.

3

Final Terms

Issuer:	HSBC USA Inc. (“HSBC”)
Principal Amount:	Equal to the respective Initial Price (as defined below) of each Underlying Stock.
Term:	Approximately 24 months
Trade Date:	September 21, 2012
Settlement Date:	September 28, 2012
Final Valuation Date:	September 22, 2014, subject to adjustment in the event of a Market Disruption Event.
Maturity Date:	September 29, 2014, subject to adjustment in the event of a Market Disruption Event.
Underlying Stocks:	Common stock of The Dow Chemical Company (Ticker: DOW) Common stock of Whole Foods Market, Inc. (Ticker: WFM) Common stock of Occidental Petroleum Corporation (Ticker: OXY)
Coupon Payments:1 2

Coupon paid monthly in arrears on the Coupon Payment Dates in 24 equal installments based on the coupon rate, regardless of the performance of the Underlying Stock.

The coupon rate per annum for Notes linked to the common stock of The Dow Chemical Company is 7.45% of the Principal Amount of those Notes (equivalent to 14.90% payable over the term of those Notes), the coupon rate per annum for Notes linked to the common stock of Whole Foods Market, Inc. is 6.60% of the Principal Amount of those Notes (equivalent to 13.20% payable over the term of those Notes), and the coupon rate per annum for Notes linked to the common stock of Occidental Petroleum Corporation is 7.12% of the Principal Amount of those Notes (equivalent to 14.24% payable over the term of those Notes).

Equal Installments:	Coupon Payments will be made in 24 equal monthly installments at the following rates. For Notes linked to the common stock of The Dow Chemical Company: 0.6208% of the Principal Amount (equal to $0.1879 per Note), for Notes linked to the common stock of Whole Foods Market, Inc.: 0.5500% of the Principal Amount (equal to $0.5486 per Note), and for Notes linked to the common stock of Occidental Petroleum Corporation: 0.5933% of the Principal Amount ($0.5185 per Note).
Payment at Maturity1 [2](per Note):

If the Final Price of the Underlying Stock is greater than or equal to the Trigger Price, HSBC will pay you a cash payment on the Maturity Date (in addition to any Coupon Payment) equal to the full Principal Amount.

If the Final Price is below the Trigger Price, HSBC will deliver to you one share of the Underlying Stock for each Note you then hold (subject to adjustments in the case of certain corporate events as described in the accompanying stock-linked underlying supplement).

The full repayment of the Principal Amount is not guaranteed. The shares of the Underlying Stock you may receive at maturity will likely be worth significantly less than your principal and may have no value at all.

Initial Price:	The Closing Price of one share of the relevant Underlying Stock on the Trade Date, which with respect to the common stock of The Dow Chemical Company was $30.26, with respect to the common stock of Whole Foods Market, Inc. was $99.75, and with respect to the common stock of Occidental Petroleum Corporation was $87.39.
Final Price:	The Closing Price of one share of the relevant Underlying Stock on the Final Valuation Date.
Trigger Price:

For the Notes linked to the common stock of The Dow Chemical Company, $21.18, which was 70.00% of its Initial Price.

For the Notes linked to the common stock of Whole Foods Market, Inc., $69.83, which was 70.00% of its Initial Price.

For the Notes linked to the common stock of Occidental Petroleum Corporation, $61.17, which was 70.00% of its Initial Price.

Closing Price:	On any scheduled trading day, the last reported sale price of the Underlying Stock on the relevant exchange as determined by the Calculation Agent.
Calculation Agent:	HSBC USA Inc.
Deposit and Put Premium:	As described in the prospectus supplement under “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” (i) for purposes of dividing the 7.45% per annum coupon rate on the Notes linked to the common stock of The Dow Chemical Company among interest on the Deposit and Put Premium, 0.99% constitutes interest on the Deposit and 6.46% constitutes Put Premium, (ii) for purposes of dividing the 6.60% per annum coupon rate on the Notes linked to the common stock of Whole Foods Market, Inc. among interest on the Deposit and Put Premium, 0.99% constitutes interest on the Deposit and 5.61% constitutes Put Premium, and (iii) for purposes of dividing the 7.12% per annum coupon rate on the Notes linked to the common stock of Occidental Petroleum Corporation among interest on the Deposit and Put Premium, 0.99% constitutes interest on the Deposit and 6.13% constitutes Put Premium.
Coupon Payment Dates:	Coupons will be paid in arrears in 24 equal monthly installments on the coupon payment dates listed below.

October 29, 2012	October 28, 2013
November 28, 2012	November 29, 2013
December 28, 2012	December 30, 2013
January 28, 2013	January 29, 2014
February 28, 2013	February 28, 2014
March 28, 2013	March 28, 2014
April 29, 2013	April 28, 2014
May 28, 2013	May 28, 2014
June 28, 2013	June 30, 2014
July 29, 2013	July 28, 2014
August 28, 2013	August 28, 2014
September 30, 2013	September 29, 2014 (the Maturity Date)

Investment Timeline

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY payment on the Notes, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

1 The Coupon Payments and the Payment at Maturity, including any contingent repayment of principal, are provided by HSBC USA Inc. and, therefore, are dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

2 Subject to postponement as described under “Additional Note Terms — Business Day” and “— Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.

4

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying stock-linked underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full Principal Amount of the Notes at maturity. HSBC will only pay you the Principal Amount of your Notes in cash if the Final Price of the Underlying Stock is greater than or equal to the Trigger Price and such payment will only occur at maturity. If the Final Price is below the Trigger Price, HSBC will deliver at maturity to you one share of the Underlying Stock for each Note that you own instead of the Principal Amount in cash. If you receive shares of the Underlying Stock at maturity, the value of the stock is expected to be significantly less than the Principal Amount of the Notes or may have no value at all.

♦	Your Return Potential on the Notes is Expected to Be Limited to the Coupons Paid on the Notes — Even though you will be subject to the risk of a decline in the price of the Underlying Stock, you are not expected to participate in any appreciation in the price of the Underlying Stock. If the Final Price is equal to or greater than the Trigger Price, HSBC will pay you the Principal Amount of your Notes in cash at maturity, and you will not participate in any appreciation or decline in the price of the Underlying Stock. If the Final Price is less than the Trigger Price, we will deliver to you shares of the Underlying Stock at maturity, each of which will be worth less than the Trigger Price as of the Final Valuation Date and are unlikely to be worth more than the Principal Amount as of the Maturity Date because this circumstance would require the prices of the common stock of The Dow Chemical Company, Whole Foods Market, Inc. and Occidental Petroleum Corporation to appreciate by at least 42.86% from the Final Valuation Date to the Maturity Date (a period of approximately four business days), depending on the price of the Underlying Stock on the Final Valuation Date, which is unlikely to happen. Therefore, any positive return on the Notes as of the Maturity Date is expected to be limited to the coupons paid and may be less than your return potential on a direct investment in the Underlying Stock.

♦	Contingent Repayment of the Principal Amount Only Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the Underlying Stock is above the Trigger Price.

♦	Higher Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying Stock reflects a higher degree of risk as of the Trade Date that the price of such Underlying Stock could close below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher coupon rate for the Notes. However, while the coupon rate was set on the Trade Date, the Underlying Stock’s volatility can change significantly over the term of the Notes. Regardless of the expected volatility, the price of the Underlying Stock could fall sharply, which could result in a significant loss of your initial investment.

♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦	Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Stocks and their issuers, please see “Information about the Underlying Stocks”, “The Dow Chemical Company,” “Whole Foods Market, Inc.” and “Occidental Petroleum Corporation” in this pricing supplement and the issuers’ SEC filings referred to in those sections.

♦	No Assurances of a Flat or Bullish Environment — If you hold your Notes to maturity and the Final Price of the Underlying Stock is above the Trigger Price, HSBC will repay your full initial investment subject to its creditworthiness. However, HSBC cannot assure you of the economic environment during the term or at maturity of your Notes, and you may receive shares of the Underlying Stock at maturity worth less than your principal and that may be worthless.

♦	The Notes Lack Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates may offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes and therefore you may have to sell your Notes at a significant discount. You should be willing to hold the Notes to maturity.

♦	Impact of Fees and Hedging Costs on Secondary Market Prices — Generally, the price of the Notes in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦	Owning the Notes Is Not the Same as Owning the Underlying Stock — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Stock. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Stock would have. Furthermore, the Underlying Stock may appreciate substantially during the term of your Notes and you should not expect to participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide

5

recommendations that are inconsistent with investing in or holding any offering of the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying Stock, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Underlying Stock or in futures, options, exchange-traded funds or other derivative products on the Underlying Stock, may adversely affect the market value of the Underlying Stock, and, therefore, the market value of your Notes.

♦	Potential Conflict of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuer of the Underlying Stock, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine the Payment at Maturity based on the Final Price. The Calculation Agent can postpone the determination of the Final Price or the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Price Prior to Maturity — The market price of the Notes will be influenced by many unpredictable factors, including the Closing Price of the Underlying Stock over the term of the Notes, volatilities, dividends, the time remaining to maturity of the Notes, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦	The Notes Are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦	There Is Limited Anti-Dilution Protection — The Calculation Agent will adjust the Final Price for certain events affecting the shares of the Underlying Stock, such as stock splits and corporate actions which may affect the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Underlying Stock. If an event occurs that does not require the Calculation Agent to adjust the Final Price, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See the “Additional Note Terms — Antidilution and Reorganization Adjustments” section on page S-10 of the accompanying stock-linked underlying supplement.

♦	In Some Circumstances, the Payment You Receive on the Notes May be Based on the Stock of Another Company and Not the Underlying Stock — Following certain corporate events relating to the respective issuer of the Underlying Stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor to the respective Underlying Stock issuer or any cash or any other assets distributed to holders of the Underlying Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Additional Note Terms — Merger Event and Tender Offer” beginning on page S-8 of the accompanying stock-linked underlying supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash from HSBC equal to your Principal Amount unless the Final Price of the Underlying Stock is below the Trigger Price (as such Trigger Price may be adjusted by the Calculation Agent upon occurrence of one or more such events).

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section herein entitled "What are the Tax Consequences of the Notes?" and the section entitled "U.S. Federal Income Tax Considerations” on page S-32 of the accompanying prospectus supplement and consult your tax advisor regarding your particular tax situation.

6

Hypothetical Examples

The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Underlying Stock relative to its Initial Price. HSBC cannot predict the Final Price of the relevant Underlying Stock. You should not take these examples as an indication or assurance of the expected performance of the relevant Underlying Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term: Hypothetical Initial Price of the Underlying Stock: Hypothetical Trigger Price: Hypothetical Principal Amount:	Approximately 24 months $100.00 per share $70.00 (70.00% of the hypothetical Initial Price) $100.00 per Note (set equal to the hypothetical Initial Price)
Hypothetical coupon rate per annum**:	6.00% (0.50% or $0.50 per month)
Hypothetical total coupon payable over the term of the Notes**:	12.00%
Hypothetical Dividend yield on the Underlying Stock***:	4.00% over the term of Notes (based on an annual rate of 2.00%)

*	The coupon rate per annum, the Initial Price, the Principal Amount and the Trigger Price with respect to each offering were set on the Trade Date and are specified on the cover of this pricing supplement.
**	Coupon payments will be paid in arrears in monthly installments on an unadjusted basis during the term of the Note.
***	Hypothetical dividend yield holders of the Underlying Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Underlying Stock.

Scenario #1: The Final Price is not below the hypothetical Trigger Price of $70.00.

Since the Final Price is not below the hypothetical Trigger Price of $70.00, HSBC will pay you at maturity a cash payment equal to the Principal Amount of the Notes. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (plus dividends, if any) is less than 12.00% (based on 6.00% per annum over the two year term of the Notes).

If the Closing Price of the Underlying Stock on the Final Valuation Date is $100.00 (no change in the price of the Underlying Stock):

Payment at Maturity	$100.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$112.00
Total Return on the Notes:	12.00%

In this example, the total return on the Notes is 12.00%, while the total return on the Underlying Stock is 4.00% (including dividends).

If the Closing Price of the Underlying Stock on the Final Valuation Date is $130.00 (an increase of 30%):

Payment at Maturity	$100.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$112.00
Total Return on the Notes:	12.00%

In this example, the total return on the Notes is 12.00%, while the total return on the Underlying Stock is 34.00% (including dividends).

If the Closing Price of the Underlying Stock on the Final Valuation Date is $85.00 (a decline of 15%):

Payment at Maturity	$100.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$112.00
Total Return on the Notes:	12.00%

In this example, the total return on the Notes is 12.00%, while the total return on the stock is a loss of 11.00% (including dividends).

Scenario #2: The Final Price is below the hypothetical Trigger Price of $70.00.

Since the Final Price is below the hypothetical Trigger Price of $70.00, HSBC will deliver to you at maturity one share of the Underlying Stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the Closing Price of the Underlying Stock on the Maturity Date, and is expected to result in the loss of some or all of your principal.

If the Closing Price of the Underlying Stock on the Maturity Date is $60.00 (a decline of 40%):

Value of each share received:	$60.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$72.00
Total Return on the Notes:	-28.00%

In this example, the total return on the Notes is a loss of 28.00%, while the total return on the Underlying Stock is a loss of 36.00% (including dividends).

7

Underlying Stock			The Hypothetical Final Price Is Greater Than or Equal to the Hypothetical Trigger Price		The Hypothetical Final Price Is Less Than the Hypothetical Trigger Price
Hypothetical Final Price(1)	Hypothetical Stock Price Return(2)	Hypothetical Total Return on the Underlying Stock at Maturity(3)	Hypothetical Total Payment at Maturity + Coupon Payments(4)	Hypothetical Total Return on the Notes at Maturity(5)	Hypothetical Total Payment at Maturity + Coupon Payments (6)	Hypothetical Total Return on the Notes at Maturity(5) (7)
$150.00	50.00%	54.00%	$112.00	12.00%	N/A	N/A
$145.00	45.00%	49.00%	$112.00	12.00%	N/A	N/A
$140.00	40.00%	44.00%	$112.00	12.00%	N/A	N/A
$135.00	35.00%	39.00%	$112.00	12.00%	N/A	N/A
$130.00	30.00%	34.00%	$112.00	12.00%	N/A	N/A
$125.00	25.00%	29.00%	$112.00	12.00%	N/A	N/A
$120.00	20.00%	24.00%	$112.00	12.00%	N/A	N/A
$115.00	15.00%	19.00%	$112.00	12.00%	N/A	N/A
$110.00	10.00%	14.00%	$112.00	12.00%	N/A	N/A
$105.00	5.00%	9.00%	$112.00	12.00%	N/A	N/A
$100.00	0.00%	4.00%	$112.00	12.00%	N/A	N/A
$95.00	-5.00%	-1.00%	$112.00	12.00%	N/A	N/A
$90.00	-10.00%	-6.00%	$112.00	12.00%	N/A	N/A
$85.00	-15.00%	-11.00%	$112.00	12.00%	N/A	N/A
$80.00	-20.00%	-16.00%	$112.00	12.00%	N/A	N/A
$75.00	-25.00%	-21.00%	$112.00	12.00%	N/A	N/A
$70.00	-30.00%	-26.00%	$112.00	12.00%	N/A	N/A
$65.00	-35.00%	-31.00%	N/A	N/A	$77.00	-23.00%
$60.00	-40.00%	-36.00%	N/A	N/A	$72.00	-28.00%
$55.00	-45.00%	-41.00%	N/A	N/A	$67.00	-33.00%
$50.00	-50.00%	-46.00%	N/A	N/A	$62.00	-38.00%
$45.00	-55.00%	-51.00%	N/A	N/A	$57.00	-43.00%
$40.00	-60.00%	-56.00%	N/A	N/A	$52.00	-48.00%
$35.00	-65.00%	-61.00%	N/A	N/A	$47.00	-53.00%
$30.00	-70.00%	-66.00%	N/A	N/A	$42.00	-58.00%

(1)	If the Final Price of the Underlying Stock is not below the Trigger Price on the Final Valuation Date, this number represents the Final Price as of the Final Valuation Date. If the Final Price of the Underlying Stock is below the Trigger Price on the Final Valuation Date, this number represents the Final Price as of the Final Valuation Date and the Maturity Date.

(2)	If the Hypothetical Stock Price Return declines below -30.00%, you may lose up to 100% of your initial investment.

(3)	The total return on the Underlying Stock at maturity includes a hypothetical 4.00% cash dividend payment (based on an annual rate of 2.00%).

(4)	Payment consists of the Principal Amount plus Coupon Payments at a hypothetical rate of 6.00% per annum (equivalent to 12.00% over the term of the Notes).

(5)	The total return on the Notes at maturity includes Coupon Payments at a hypothetical rate of 6.00% per annum (equivalent to 12.00% over the term of the Notes).

(6)	Payment consists of shares of the Underlying Stock plus Coupon Payments at a hypothetical rate of 6.00% per annum (equivalent to 12.00% over the term of the Notes).

(7)	If the hypothetical Final Price is less than the hypothetical Trigger Price, the total return at maturity will only be positive if the market price of the Underlying Stock on the Maturity Date is substantially greater than the hypothetical Final Price of that Underlying Stock on the Final Valuation Date. Such an increase in price is not likely to occur.

8

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but HSBC urges you to read the more detailed discussion in the ‘‘U.S. Federal Income Tax Considerations’’ section on page S-32 of the accompanying prospectus supplement. The following discussion supplements the discussion in the ‘‘U.S. Federal Income Tax Considerations’’ section on page S-32 of the accompanying prospectus supplement.

The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and HSBC hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the “Deposit”) and a put option contract (the “Put Option”) in respect of the Underlying Stock, and the balance of this summary assumes that the Notes will be so treated. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Deposit component — Because the Notes have a term greater than one year, amounts treated as interest on the Deposit will be includible in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any Underlying Stock you receive (or are deemed to receive if the cash equivalent is paid).

With respect to Coupon Payments you receive, you agree to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Underlying Stock	Coupon Rate per Annum	Interest on Deposit Component per Annum	Put Option Component per Annum
Common stock of The Dow Chemical Company	7.45%	0.99%	6.46%
Common stock of Whole Foods Market, Inc.	6.60%	0.99%	5.61%
Common Stock of Occidental Petroleum Corporation	7.12%	0.99%	6.13%

Upon a sale or exchange of your Notes prior to maturity, you would be required to apportion the value of the amount you receive between the Deposit and the Put Option on the basis of the relative fair market values thereof on the date of such sale or exchange. Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Deposit, any gain or loss recognized with respect to the Deposit would be capital gain or loss (and such gain or loss would be short-term or long-term capital gain or loss, depending on your holding period at such time) and any gain or loss recognized with respect to the Put Option would be treated as short-term capital gain or loss, as more fully described in the “U.S. Federal Income Tax Considerations” section on page S-32 of the accompanying prospectus supplement.

In the opinion of HSBC’s counsel, Morrison & Foerster LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the U.S. federal income tax treatment of the Notes, it is possible that your Notes could be treated as a single contingent payment debt instrument subject to special U.S. Treasury Regulations governing contingent payment debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent payment debt instrument with that projected payment schedule. This method is applied by first determining the yield at which the Issuer would issue a non-contingent fixed rate debt instrument with all other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. It is also possible that, pursuant to some other characterization, the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, HSBC urges you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in the ‘‘U.S. Federal Income Tax Considerations’’ section on page S-32 of the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

HSBC will not attempt to ascertain whether the issuer of the applicable Underlying Stock would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If the issuer of the applicable Underlying Stock were treated as a USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the applicable Underlying Stock and consult your tax advisor regarding the possible consequences to you if the issuer of an Underlying Stock is or becomes a USRPHC.

In addition, the Internal Revenue Service has released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. In addition, in 2007, legislation was proposed in Congress that would have required the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, HSBC intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and in the ‘‘U.S. Federal Income Tax Considerations’’ section on page S-32 of the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion in the ‘‘U.S. Federal Income Tax Considerations’’ section on page S-32 of the accompanying prospectus supplement and consult your tax advisor.

9

Information about the Underlying Stocks

Included on the following pages is a brief description of the issuers of each of the Underlying Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low intraday prices and quarterly closing prices for each of the Underlying Stocks. The information given below is for the four calendar quarters in each of 2007, 2008, 2009, 2010 and 2011. Complete data is provided for the first and second calendar quarters of 2012 and partial data is provided for the third calendar quarter of 2012. HSBC obtained the intraday and closing prices set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuer of each the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Underlying Stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Dow Chemical Company

According to publicly available information, The Dow Chemical Company is a diversified chemical company that provides chemical, plastic, and agricultural products and services to various essential consumer markets. The company serves customers in countries around the world in markets such as food, transportation, health and medicine, personal care, and construction.  Information filed by DOW with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03433 or its CIK Code: 0000029915.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for DOW’s common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for DOW, as reported by Bloomberg. DOW’s Closing Price on September 21, 2012 was $30.26. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$47.26	$39.02	$45.86
4/2/2007	6/29/2007	$47.60	$41.57	$44.42
7/2/2007	9/28/2007	$47.96	$38.89	$43.06
10/1/2007	12/31/2007	$47.39	$39.20	$39.42
1/2/2008	3/31/2008	$40.00	$33.01	$36.85
4/1/2008	6/30/2008	$42.90	$34.64	$34.91
7/1/2008	9/30/2008	$38.50	$30.82	$31.78
10/1/2008	12/31/2008	$32.28	$14.93	$15.09
1/2/2009	3/31/2009	$16.68	$5.89	$8.43
4/1/2009	6/30/2009	$18.99	$8.14	$16.14
7/1/2009	9/30/2009	$27.24	$14.22	$26.07
10/1/2009	12/31/2009	$29.50	$23.15	$27.63
1/3/2010	3/31/2010	$31.65	$25.57	$29.57
4/1/2010	6/30/2010	$32.05	$23.42	$23.72
7/1/2010	9/30/2010	$28.50	$22.43	$27.46
10/1/2010	12/31/2010	$34.50	$27.38	$34.14
1/3/2011	3/31/2011	$39.00	$34.12	$37.75
4/1/2011	6/30/2011	$42.23	$33.97	$36.00
7/1/2011	9/30/2011	$37.30	$22.46	$22.46
10/3/2011	12/30/2011	$29.56	$20.61	$28.76
1/3/2012	3/30/2012	$36.00	$29.32	$34.64
4/2/2012	6/29/2012	$36.08	$29.32	$31.50
7/2/2012	9/21/2012*	$32.48	$28.45	$30.26

* As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through September 21, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

10

The graph below illustrates the performance of DOW’s common stock from September 21, 2007 through September 21, 2012, based on information from Bloomberg. The dotted line represents the Trigger Price of $21.18, which is equal to 70% of the Closing Price on September 21, 2012. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Common Stock of The Dow Chemical Company

Source: Bloomberg

11

Whole Foods Market, Inc.

According to publicly available information, Whole Foods Market, Inc. owns and operates a chain of natural food supermarkets in the United States. The company's stores provides full range of merchandise, featuring products that are free of artificial flavors, sweeteners, colors, preservatives, and added chemicals. The company also develops, produces, and markets nutriceuticals and nutritional supplements. Information filed by WFM with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19797 or its CIK Code: 0000865436.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for WFM’s common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for WFM, as reported by Bloomberg. WFM’s Closing Price on September 21, 2012 was $99.75. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$52.43	$42.14	$44.85
4/2/2007	6/29/2007	$48.06	$38.00	$38.49
7/2/2007	9/28/2007	$49.49	$36.00	$48.96
10/1/2007	12/31/2007	$53.65	$39.42	$40.80
1/2/2008	3/31/2008	$42.48	$29.99	$32.97
4/1/2008	6/30/2008	$36.03	$23.01	$23.69
7/1/2008	9/30/2008	$24.22	$17.37	$20.03
10/1/2008	12/31/2008	$20.54	$7.05	$9.44
1/2/2009	3/31/2009	$18.27	$9.07	$16.80
4/1/2009	6/30/2009	$23.71	$16.25	$18.98
7/1/2009	9/30/2009	$31.19	$17.16	$30.49
10/1/2009	12/31/2009	$34.39	$24.95	$27.45
1/3/2010	3/31/2010	$37.05	$26.89	$36.15
4/1/2010	6/30/2010	$43.18	$35.70	$36.02
7/1/2010	9/30/2010	$40.43	$33.96	$37.11
10/1/2010	12/31/2010	$51.75	$34.04	$50.59
1/3/2011	3/31/2011	$66.19	$47.83	$65.90
4/1/2011	6/30/2011	$66.87	$53.93	$63.45
7/1/2011	9/30/2011	$73.33	$53.32	$65.31
10/3/2011	12/30/2011	$74.44	$60.39	$69.58
1/3/2012	3/30/2012	$86.34	$69.34	$83.20
4/2/2012	6/29/2012	$97.24	$81.13	$95.32
7/2/2012	9/21/2012*	$100.26	$81.55	$99.75

* As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through September 21, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

12

The graph below illustrates the performance of WFM’s common stock from September 21, 2007 through September 21, 2012, based on information from Bloomberg. The dotted line represents the Trigger Price of $69.83, which is equal to 70% of the Closing Price on September 21, 2012. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Common Stock of Whole Foods Market, Inc.

Source: Bloomberg

13

Occidental Petroleum Corporation

According to publicly available information, Occidental Petroleum Corporation explores for, develops, produces, and markets crude oil and natural gas. The company also manufactures and markets a variety of basic chemicals, vinyls and performance chemicals. Occidental also gathers, treats, processes, transports, stores, trades and markets crude oil, natural gas, NGLs, condensate and carbon dioxide (CO2) and generates and markets power. Information filed by OXY with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09210 or its CIK Code: 0000797468.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for OXY’s common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for OXY, as reported by Bloomberg. OXY’s Closing Price on September 21, 2012 was $87.39. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$50.46	$42.06	$49.31
4/2/2007	6/29/2007	$59.73	$44.85	$57.28
7/2/2007	9/28/2007	$65.86	$50.66	$64.08
10/1/2007	12/31/2007	$79.25	$63.29	$76.99
1/2/2008	3/31/2008	$80.83	$60.70	$73.17
4/1/2008	6/30/2008	$100.03	$72.23	$89.86
7/1/2008	9/30/2008	$92.46	$63.97	$70.45
10/1/2008	12/31/2008	$70.00	$39.93	$59.99
1/2/2009	3/31/2009	$64.00	$47.50	$55.65
4/1/2009	6/30/2009	$71.58	$53.00	$65.81
7/1/2009	9/30/2009	$79.58	$58.67	$78.40
10/1/2009	12/31/2009	$85.19	$73.75	$81.35
1/3/2010	3/31/2010	$85.05	$74.28	$84.54
4/1/2010	6/30/2010	$90.99	$74.59	$77.15
7/1/2010	9/30/2010	$83.18	$72.13	$78.30
10/1/2010	12/31/2010	$99.56	$77.79	$98.10
1/3/2011	3/31/2011	$107.55	$93.37	$104.49
4/1/2011	6/30/2011	$117.88	$95.69	$104.04
7/1/2011	9/30/2011	$109.05	$69.90	$71.50
10/3/2011	12/30/2011	$101.64	$66.40	$93.70
1/3/2012	3/30/2012	$106.67	$91.87	$95.23
4/2/2012	6/29/2012	$98.24	$76.60	$85.77
7/2/2012	9/21/2012*	$93.59	$82.25	$87.39

* As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through September 21, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

14

The graph below illustrates the performance of OXY’s common stock from September 21, 2007 through September 21, 2012, based on information from Bloomberg. The dotted line represents the Trigger Price of $61.17, which is equal to 70% of the Closing Price on September 21, 2012. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Common Stock of Occidental Petroleum Corporation

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Final Terms” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the coupon rate. In such a case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price. If a Market Disruption Event exists with respect to the Underlying Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

15

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

16